News Release

Integra Bank Corporation Announces Appointment of Director

EVANSVILLE, INDIANA – October 27, 2010 – The Board of Directors of Integra Bank Corporation (Nasdaq Global Market: IBNK) announced the appointment of a new director.

The Nominating and Governance Committee recommended the appointment of Judge Wayne S. Trockman as director.  Effective October 27, 2010, the Board unanimously approved his appointment.

“We are very pleased to have Judge Trockman join our Board of Directors as he shares his deep commitment and strong roots to the Evansville community which will accentuate our increased focus on community banking in the tri-state area,” commented Mike Alley, Chairman and CEO.  “Judge Trockman will serve as a member of the Audit Committee and Compensation Committee which are joint committees with the Board of Directors of Integra Bank.  He will also serve on the Board of Directors of Integra Bank and its Wealth Management Committee.”

Since 1999, Hon. Wayne S. Trockman has served as Judge of the Vanderburgh Superior Court.

About Integra Bank Corporation
Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A. As of June 30, 2010, Integra Bank has $3.0 billion in total assets.  Integra operates 52 banking centers and 100 ATMs at locations in Indiana, Kentucky and Illinois. Integra Bank Corporation's common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at www.integrabank.com.

Contacts:
Mike Alley, Chairman and CEO – (812) 461-5795
Mike Carroll, Chief Financial Officer – (812) 464-9673
Gretchen Dunn, Shareholder Relations – (812) 464-9677